Exhibit 10.66

CONFIDENTIAL TREATMENT

AMADEUS PRODUCTS AND SERVICES AGREEMENT

This Products and Services Agreement (“Agreement”) is effective as of 1st day of January, 2012 (“Effective Date”) and is made between:

Amadeus IT Group, S.A., a Spanish company with principal offices at Salvador de Madariaga, 1—28027 Madrid, Spain (“Amadeus”) including its group entities, and

KAYAK Software Corporation, a Delaware, U.S.A. corporation with principal offices at 55 North Water Street, Suite 1, Norwalk, CT 06854 USA (“Kayak” or “Subscriber”);

(each a “Party” and collectively the “Parties”).

RECITALS

WHEREAS, Amadeus has developed and is operating a fully automated global reservations and distribution system (the “Amadeus System”), with the ability to perform comprehensive information, communications, and related functions; and

WHEREAS, Subscriber wishes to access and use the Amadeus System and other related products and services, solely for the purposes set forth in this Agreement;

IT IS AGREED:

1.	DEFINITIONS

The following definitions shall apply to the terms used in this Agreement:

1.1	“Affiliates” means in respect of a Party, an entity in which a party owns more than fifty percent of the voting rights.

1.2	“Agreement” means this Products and Services Agreement, and any Exhibit attached hereto, as amended or supplemented from time to time.

1.3	“Amadeus Data” means all information, results, or data provided by Amadeus in the course of Subscriber’s use of the Software and/or access to the Amadeus System.

1.4	“Amadeus Group” means the group of legal entities founded to organize, develop, operate and distribute the Amadeus System.

1.5	“Amadeus System” or “System” means the advanced computer reservation system for the travel industry developed, owned, operated and/or distributed by Amadeus.

1.6	“Amadeus Web Services” means the Amadeus web services interface and related infrastructure, including but not limited to hardware, software and services, made available by the Amadeus Group to Subscriber for the development of certain applications as referenced in Attachment B hereto.

* CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

1.7	“Non-Air Booking” means an individual car or hotel reservation entry, or entries, in the itinerary portion of a PNR processed / booked in the Amadeus System which has not been cancelled, unconfirmed or unfulfilled.

1.8	“[ ]*” means the process by which search data for [ ]* MetaPricer Queries is [ ]* sent by Amadeus to Subscriber at [ ]*.

1.9	“Content” means provider data available to Subscriber in the Amadeus System.

1.10	“Customer Equipment” means equipment, hardware, software and any other material that is not provided by Amadeus.

1.11	“Internet User” means an individual that accesses Amadeus System at the Subscriber Sites.

1.12	“MetaPricer” means a tool that enables searching, selecting or sorting for low fare air travel options that include (i) one-way, round trip and multiple segment trips, (ii) with travel ranging from multiple hours to multiple days, (iii) involving departure and/or arrival at single or multiple airports, and (iv) including all passenger types, as well as up to 9 passengers. Any reference to MetaPricer includes MasterPricer.

1.13	“MetaPricer Query” means a Search submitted to MetaPricer for information including air carriers, lowest fares, and fare availability between two or more cities or airports. MetaPricer Query will exclude: (i) test queries performed in a testing environment, (ii) queries posed to MetaPricer by Amadeus in connection with its monitoring of the MetaPricer usage, and (iii) queries that return no Content or result in error messages that are not attributable to a Search for which there are no viable results.

1.14	“North America Domestic Query” means a MetaPricer Query with travel origin located within the United States or Canada and the destination located in the United States or Canada.

1.15	“PNR” means passenger name record.

1.16	“Provider” means a provider of travel related services that makes its data available through the Amadeus System.

1.17	“Search” means a request from an Internet User to Subscriber for information about airfare, hotels or rental car rates.

1.18	“Software” means software and related documentation provided by Amadeus to Subscriber under this Agreement, including MetaPricer, [ ]*, and Amadeus Web Services.

1.19

“Split-Query” means a Search for which Subscriber submits more than one MetaPricer Query; provided that if more than 30% of Split Queries specify more than one carrier, then the parties will discuss in good faith a revision of this definition. For the avoidance of doubt, each MetaPricer Query in a Split Query must have

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substantially similar search parameters as those supplied by the Internet User for the underlying Search.

1.20	“Subscriber Sites” means the website Kayak.com and all of the websites and mobile applications owned, operated or powered by Subscriber.

1.21	“Supplier Direct Partners” means specific hotel suppliers with whom Subscriber has direct distribution agreements.

1.22	“ Transaction” or “Central System Transaction” means a request to process data that is transmitted to the Amadeus System. Multiple data elements transmitted to the Amadeus System in a string will be counted as one Transaction. Data elements transmitted via wizards, macros, robotics and similar means may result in multiple Transactions that are not apparent to the Amadeus System user. However, reporting or other data consolidation seeking commands from Amadeus system will not be counted as transactions.

1.23	“Web Services Message” means a grammar describing a dialogue in XML format (request/ response) that can be used to interact with the Amadeus Platform.

1.24	“Year” means each successive twelve month period from the Effective Date.

2.	TERM

This Agreement shall be effective from 1st of January 2012 for a period of five (5) years (the “Initial Term”), and will thereafter automatically renew for six (6) month periods (“Renewal Term(s)”) unless terminated by either Party with thirty (30) days written notice prior to the expiration of the Initial Term or any Renewal Term.

3.	PRODUCTS AND SERVICES

3.1	License

Amadeus hereby grants to Subscriber, subject to the terms and conditions stated herein, a limited, non-transferable and non-exclusive right to use, perform and display the Software.

3.2	Products

3.2.1	MetaPricer

For each MetaPricer Query submitted, Amadeus will endeavour to return as many low fare air travel information results as possible; provided that Subscriber acknowledges that the maximum number of itineraries returned in response to a particular MetaPricer Query shall be [            ]* and the maximum number of airlines listed in such results shall be [            ]* airlines. This information will include airline code, departure time, airport code, arrival time, code share information, equipment type, fare availability, flight duration, base prices, applicable taxes and fees, and any other information required by law to be displayed to users or mutually agreed to between the Parties.

The list of itineraries and fares returned by MetaPricer will be computed by Amadeus in order to return the itineraries that are identical to the itineraries returned individually

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by the Internet web site of each Amadeus System Provider, subject to Subscriber having an agreement in place with the Provider as necessary. Amadeus will monitor the accuracy of the data returned by MetaPricer Queries and Subscriber shall have the right to use such data to benchmark Amadeus’s accuracy against competitors and Provider websites.

At a regular interval period of time, Amadeus and Subscriber will meet to review and assess the quality of the data provided and discuss potential improvements.

For each six month period of the Agreement beginning with the Effective Date, Amadeus shall allow Subscriber to conduct a number of queries per second based on the volume projections provided by Subscriber at the beginning of each such f six (6) month period. Subscriber’s access will be limited to the numbers that it has provided. However, if Subscriber determines that it needs or wants a higher query per second ratio, it can submit a revised projection to Amadeus. Amadeus agrees to accommodate any such revised projection unless it can demonstrate to Subscriber that a higher query per second ratio would result in a greater than [            ]* increase in volume, in which case the parties will agree in good faith upon a timeframe within which to accommodate the increase in volume.

3.2.2	[ ]*

[            ]*

During these [            ]*, Subscriber will be authorised to perform up to [            ]* MetaPricer Queries (which may be performed as Split Queries) per month. Amadeus may restrict the times during the day at which Subscriber can send these Queries: for example peak hour of traffic might be excluded; provided, however, that such restrictions shall not exceed three consecutive hours at any time and in aggregate shall not exceed 5 hours in any 24 hour period.

3.2.3	Amadeus Web Services

Amadeus Web Services will be provided pursuant to the terms of the Amadeus Web Services agreement included herein as Attachment B.

It will be Subscriber’s responsibility to create, support and maintain the Graphical User Interface (“GUI”), which uses the Amadeus Data provided.

3.3	Services

3.3.1	Maintenance and Enhancements

Software maintenance is included as part of the MetaPricer fee, without additional charge. MetaPricer [            ]* will include such enhancements and updates, including industry changes, as Amadeus shall, at no additional charge, make generally available to other customers of MetaPricer [            ]*, respectively.

* CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

3.3.2	Service Levels

Amadeus shall provide the services in accordance with the service levels to be agreed and set out in Attachment C to this Agreement.

3.3.3	Additional Services

Subscriber may request and Amadeus may agree, but by no means would be obliged, to perform additional services relating to MetaPricer [            ]* outside the scope of Amadeus’s obligations under this Agreement, including but not limited to development and operations support required by Subscriber to develop or customize to Subscriber’s requirements. The provision of such services shall be governed by a Statement of Work (“SOW”) agreed to by both Parties. Subscriber shall pay Amadeus the fees (based on Amadeus’ standard rates, as charged to its customers generally) set forth in the applicable SOW.

4.	SYSTEM ACCESS

4.1	General

Amadeus will grant access to the Amadeus System via a separate Amadeus Web Services Agreement included herein as Attachment B. Subscriber will use its own or a third party software interface to connect to Amadeus System and will be solely responsible for the integration of the interface.

4.2	System Modifications

Amadeus may in its discretion modify, substitute and/or upgrade or enhance the functions and components of, and data provided through, the Amadeus System; provided that each such modification, substitution, upgrade or enhancement shall not result in any reduction in functionality or data as compared to that available to Subscriber prior to such release, Amadeus will provide all necessary support to enable Subscriber to implement such release, and that there will be no additional charge Subscriber.

4.3	Scheduled Downtime

Amadeus may schedule System and Amadeus Web Services downtime for maintenance after giving prior written notice of at least 72 hours. Amadeus shall use its reasonable commercial efforts to ensure that the occurrence and duration of any such periods of downtime shall be minimized.

4.4	Suspension of Access

AMADEUS may suspend access to the Amadeus System without liability if:

(1)	Amadeus reasonably believes that an abuse or misuse of the Amadeus System is being caused, permitted or enabled by Subscriber or on Subscriber’s behalf; or

(2)	Subscriber attempts unauthorized modifications to the System; or

(3)	Subscriber fails to pay Amadeus any Charges under this Agreement for more than ninety (90) days after payment is due.

* CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

In all cases where Amadeus takes any action to suspend access above it will use best efforts to first provide ten (10) days prior notice to Subscriber so that the System abuse/misuse or unauthorized use may be cured prior to any suspension. If Amadeus suspends access pursuant to this provision, then: (i) it will use best efforts to restore Subscriber’s access immediately upon correction of the problem, and (ii) Subscriber shall not be liable for minimum fees for the period of the suspension.

4.5	Use Restrictions

Subscriber shall take reasonable precautions to prevent unauthorized access to the Amadeus System. Further, Subscriber agrees not to use the Amadeus System for:

(1)	Reservation of space in anticipation of demand;

(2)	Improper creation or modification of records;

(3)	Disclosure of the systems to persons other than Subscriber employees; except for contractors or other third parties engaged by Subscriber;

(4)	Caching of data that is not expressly authorized by Amadeus.

(5)	Access via third party products (e.g. robotic tools) that are not expressly authorized and certified by Amadeus

4.6	Transaction Counts

Amadeus shall provide Subscriber with detailed Transaction reports, including detailed break-down and usage with respect to the preceding month by the 20th of each calendar month. Subscriber will have the right to request any additional records upon which the Transactions were based. If Subscriber does not raise any objections with the reports within fifteen (15) business days, then Subscriber shall pay the Transaction Fees as set forth on Exhibit A, based on the reports and invoices provided by Amadeus. In the event Subscriber determines that the Transaction reports differ by more than 5% from Subscriber’s own data, Subscriber shall notify Amadeus and the parties will defer resolution to the Quarterly Status Meeting (as defined in Section 15.12).

5.	SCOPE OF USE

5.1	General

Subscriber agrees to use the Amadeus System and the Software solely as follows

(a)	only for informational purposes to search, select and sort low fare air travel options.

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(b)	for searching, selecting and sorting for non-air travel options, as well as to facilitate Non-Air Bookings by allowing Internet Users to complete transactions directly with Providers without leaving a Subscriber Site.

5.2	Provider Agreements

Amadeus will include airlines’ airfares in MetaPricer provided that if any particular airline or travel agency requires Subscriber to have its own direct agreement with airline or travel agency in order to access the airline’s fares through the Amadeus System, then access will be provided to that airline’s fares only if Subscriber enters into such a direct agreement. Amadeus agrees to use commercially reasonable efforts to assist Subscriber in obtaining direct agreements. Amadeus will include search data from all Subscriber partners (airline or travel agency) [            ]* unless a particular partner requests that its data not be included [            ]*, in which case Amadeus will notify Subscriber that particular partner has made such a request.

Amadeus will not be liable for the accuracy of Content available in the Amadeus System provided that any such inaccuracy is caused by the Provider and not by Amadeus.

5.3	Use of Data

Subscriber may use the Amadeus Data that it obtains under this Agreement only for the purpose of providing Subscriber’s services via the Subscriber Sites, including Subscriber powered co-branded and affiliated sites (the “Authorized Use”). Amadeus acknowledges and agrees that Subscriber’s services shall include facilitated booking functionality pursuant to which an Internet User may complete a Non-Air Booking or an air fare booking directly with a Provider without leaving the Subscriber Sites.

Amadeus Data may not be published, distributed or otherwise provided outside of the Subscriber Sites, nor may it be redistributed in any form to any person or entity (including, but not limited to, any other GDS, airline, consumer or travel agency); provided that Amadeus agrees that Amadeus Data may be used in Subscriber’s email communications to its Internet Users, such as, for example, confirmation emails and weekly deals emails to Internet Users.

6.	INTELLECTUAL PROPERTY

6.1 Subscriber hereby acknowledges that the Amadeus System and the Software are Amadeus’ proprietary information whether or not any portion thereof is or may be validly copyrighted or patented.

6.2 Any and all intellectual and other proprietary rights to the Amadeus System and the Software, Equipment, documentation and know-how related thereto constitutes Amadeus’ or its licensors intellectual property.

6.3 Amadeus will retain ownership of all Amadeus Software, including any new versions, enhancements or modifications as may be developed by Amadeus and made available to Subscriber. In the event Amadeus performs any additional services under Section 3.3.2, ownership of any intellectual property created pursuant to such SOW shall be as set forth in the SOW.

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6.4 Subscriber shall take the same security measures to protect the Software that Subscriber uses to protect its own confidential and proprietary information, but in no event less than the use of reasonable efforts to protect the Software from unauthorized disclosure or use.

6.5 The parties undertake, at their own costs, to perform all further acts and things and execute and deliver all further documents, reasonably requested by the other party, to vest in the requesting party the full benefit of the right, title and interest expressed as being owned by the requesting party in any intellectual property pursuant to this Section 6 (including any position on ownership agreed between the parties pursuant to Section 6.3 above in relations to any intellectual property created pursuant to any additional services) or Section 11 below.

7.	CHARGES and PAYMENT

7.1	Charges

The Charges are defined in Attachment A to this Agreement.

7.2	Late Payment

If any undisputed sum payable under the Agreement is not paid by the due date. Amadeus shall be entitled to charge Subscriber interest on such sum, at the rate of 2 percentage points above the three month Euribor rate effective on that value date. Such interest shall be charged on any unpaid amounts from and including the first value date until the date of payment of the amount due.

8.	TAXES

8.1 Except as otherwise set forth in this Clause, each party is responsible for and must pay any taxes for which that party is assessed in relation to the fulfilment of this Agreement.

8.2 Charges are exclusive of VAT which shall be chargeable to Subscriber at the then current rate if Amadeus is subject to VAT for the supply of goods or services to Subscriber. If VAT is chargeable to Subscriber, Subscriber shall pay such VAT together with the respective Charges for the Services that have given rise to the obligation to pay VAT.

8.3 The parties agree to use reasonable endeavours to do everything required by the relevant VAT legislation to enable or assist the other party to claim or verify any input tax credit, set off, rebate or refund in respect of any VAT paid or payable in connection with Services under this Agreement.

8.4 Should Subscriber be required under any applicable Law to withhold or deduct any portion of the payments due to Amadeus, then the sum payable to Amadeus will be increased by the amount necessary to yield to Amadeus an amount equal to the sum it would have received had no withholdings or deductions been made.

9.	WARRANTIES & INDEMNITIES

9.1	Warranties

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Amadeus makes no warranties under this agreement including, without limitation, any warranty or representation with respect to any Software or any other product or service provided under or in connection with this Agreement, any express or implied warranty of merchantability or fitness for a particular purpose, accuracy and completeness of the data derived from the system, non-infringement, or any implied warranties arising out of course of performance, course of dealing or usage of trade, or that Amadeus will make the data of any particular provider available to Subscriber on the Amadeus System.

9.2	Indemnities

9.2.1	General

(a)	Each party shall indemnify and defend the other party and its Affiliates and its and their officers, directors, employees, agents, representatives, successors and assignees against any and all liabilities, damages, awards, losses, costs and expenses, including court costs and reasonable attorneys’ fees (“Losses”) arising out of any claim, demand, suit or cause of action brought by a third party (“Third Party Claim”) relating to or arising from any breach by the indemnifying party of its confidentiality obligations under Article 11 (including Losses arising from any unauthorized disclosure of Confidential Information by the indemnifying party).

(b)	Amadeus shall indemnify and defend Subscriber and its Affiliates and its and their officers, directors, employees, agents representatives, successor and assignees against any and all Losses arising out of any Third Party Claim that any use by Subscriber in accordance with this Agreement of the Software, the Amadeus System or any other materials supplied by Amadeus pursuant to this Agreement infringes any intellectual property rights of such Third Party.

(c)	Subscriber shall indemnify and defend Amadeus and its Affiliates and its and their officers, directors, employees, agents, representative, successor and assignees against any and all Losses arising out of any Third Party Claim that any use by Subscriber other than in accordance with this Agreement infringers any intellectual property rights of such Third Party.

9.2.2	Exclusions

The Indemnitor shall have no liability under the indemnity granted above to the extent that any Third Party Claim arises as a result of:

(a)	modifications made by the Indemnitee or its sub-contractors;

(b)	the Indemnitee’s combination of the Indemnitor’s work product, software or materials with items not provided for under this Agreement;

(c)	a breach of this Agreement by the Indemnitee; or

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(d)	failure of the Indemnitee immediately to use corrections or Modifications provided by the Indemnitor offering equivalent features and functionality (except where the correction or Modification provided by the Indemnitor does not relate to such failure).

9.2.3	Consequences of IPR Infringement

Amadeus may, in its sole discretion, perform one or more of the following to minimize or eliminate the disturbance to Subscriber’s business activities, if it becomes aware of any Claim for IPR infringement under this Agreement:

(a)	obtain for Subscriber the right to continue using any infringing materials, equipment or software; or

(b)	modify the item(s) in question so that it is no longer infringing, and the relevant Indemnitee shall implement any such Modifications immediately; or

(c)	replace such item(s) with a non-infringing replacement item without loss of functionality, and the Subscriber shall implement any such replacements immediately

9.2.4 If any party entitled to indemnification under this section (an “Indemnified Party”) makes an indemnification request to the other, the Indemnified Party shall permit the other party (the “Indemnifying Party”) to control the defense, disposition or settlement of the matter at its own expense; provided that the Indemnifying Party shall not, without the consent of the Indemnified Party, enter into any settlement or agree to any disposition that imposes any conditions or obligations on the Indemnified Party (other than the payment of monies that are immediately paid by the Indemnifying Party pursuant to the reimbursement obligations of the Indemnifying Party) or affect the rights of the Indemnified Party. Counsel selected by the Indemnifying Party shall be reasonably acceptable to the Indemnified Party. The Indemnified Party shall notify the Indemnifying Party promptly within 10 business days after receipt of any claim or as soon thereafter as reasonably practicable, for which the Indemnifying Party is responsible and shall reasonably cooperate with the Indemnifying Party to facilitate the defense of any such claim. An Indemnified Party shall at all times have the option to participate in any Claim through counsel of its own selection and at its own expense.

10.	LIMITATION OF LIABILITY

IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR FOR ANY DAMAGES RESULTING FROM LOSS OF USE, DATA, OPPORTUNITY OR PROFITS, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE (AND WHETHER SUFFERED BY THE PARTY, ITS AFFILIATES OR CUSTOMERS), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL EITHER PARTY’S LIABILITY TO THE OTHER PARTY FOR DAMAGES IN CONNECTION WITH THIS AGREEMENT IN THE AGGREGATE EXCEED THE AMOUNT OF FEES PAID BY KAYAK TOAMADEUS DURING THE 12 MONTHS PRECEDING THE FIRST CLAIM PURSUANT TO THIS AGREEMENT, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE. THE LIMITATIONS CONTAINED IN THIS SECTION

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SHALL NOT APPLY TO THE PARTIES’ INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 9, A BREACH BY EITHER PARTY OF SECTION 11 (CONFIDENTIALITY), A BREACH BY KAYAK OF SECTION 7 (CHARGES) OR LIABILITIES FOR WILFUL MISCONDUCT, FRAUD OR DEATH OR PERSONAL INJURY.

11.	CONFIDENTIALITY

The Parties will not disclose any of the terms and conditions of this Agreement, including but not limited to pricing or Incentive terms, to any third party without other Party’s written consent. Further, both Parties agree not to disclose the other Party’s Confidential Information without written consent except as otherwise required by law (including or in connection with a public offering of shares of stock). “Confidential Information” includes the terms and conditions of this Agreement and otherwise means information, not generally known in the relevant trade or industry, which was received by a Party (the “Receiving Party”) from the other Party (the “Disclosing Party”), and which is information relating to: (1) trade secrets of the Disclosing Party (including, without limitation, the source code and object code of the Software); (2) existing or contemplated products, services, technology, designs, processes, formulae, computer systems, algorithms, research or developments of the Disclosing Party; or (3) business plans, sales or marketing methods, methods of doing business, customer lists or requirements, and supplier information of the Disclosing Party. “Confidential Information” does not include information (1) already known to the Receiving Party at the time of disclosure (unless under a pre-existing obligation of confidence); (2) that becomes publicly available (other than due to a breach by the Receiving Party); (3) is rightfully received by the Receiving Party from a third party without an obligation of confidentiality; (4) is independently developed by the Receiving Party without reference to the Disclosing Party’s Confidential Information, or (5) relates to data generated through the System which is disclosed by Amadeus to or as required by third parties in the normal and customary course of Amadeus’ business. Amadeus understands and acknowledges that Kayak, in the course of its business may (i) manage, modify, maintain and update pre-existing data and information about Internet Users for use with the Amadeus System and/or Software, and (ii) generate, manage, modify, maintain and update such additional data and information (such pre-existing data and information and such additional data and information are referred to collectively as “Kayak Data”; provided that schedule, fare and availability data used by the Amadeus System and/or Software, the MetaPricer Queries submitted to the Amadeus System, and the responses thereto shall not constitute Kayak Data). Kayak shall retain all right, title and interest in and to all Kayak Data. In no event shall Amadeus be permitted access to any Kayak Data containing personally identifiable information regarding Internet Users. Notwithstanding anything to the contrary herein, all such Kayak Data consisting of, without limitation, transactional or financial information, Internet User names and addresses, passwords, registration information, and cookie information, shall be subject to Kayak’s privacy policy as set forth on the Subscriber Sites, and Kayak shall not provide any such data to Amadeus.

12.	TERMINATION/EFFECT OF TERMINATION

12.1	Termination

In addition to any other termination rights expressly provided for in this Agreement, this Agreement may be terminated by either Party (i) for a material breach of any term of the Agreement by the other Party, in the event that the other Party fails to cure such breach

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within thirty (30) days after receipt of notice; or (ii) upon notice if the other Party breaches Section 11 above and fails to cure all consequences arising from such breach within five (5) days notice of the breach; or (iii) as otherwise expressly provided in this Agreement; or (iv) the Service Levels to be included as Attachment C are not agreed and initialled by the Parties within forty-five (45) days of the Signature Date of the Agreement; or (iv) if the other party becomes insolvent, makes an assignment for the benefit of creditors, suffers the appointment of a receiver, a trustee, a creditors committee, or a petition in bankruptcy or seeks reorganization, or readjustment of its debts or its dissolution or liquidation or for any other relief under any bankruptcy or insolvency law, or has entered against it a judgement or decree for its dissolution which remains undismissed or undischarged or unbonded for a period of thirty (30) days, or if the other Party shall take any step leading to the cessation as a going concern, or ceases operations for reasons other than a strike, or (v) a Force Majeure event, or (vi) as may be provided by applicable regulatory law.

Notwithstanding the foregoing, if the parties jointly develop a solution to replace MetaPricer, the parties anticipate amending or replacing this Agreement.

12.2	Effect of Termination.

In the event of termination of this Agreement, the Parties will promptly return all Confidential Information to the Disclosing Party,

13.	NOTICES

NOTICES AND CONSENTS UNDER THIS AGREEMENT MUST BE IN WRITING, AND WILL BE DEEMED DELIVERED: (1) FIVE BUSINESS DAYS AFTER BEING SENT BY FIRST CLASS MAIL TO THE ADDRESS BELOW (OR IDENTIFIED ON THE FORM ATTACHED AS EXHIBIT 1); OR (2) TWO BUSINESS DAYS AFTER BEING SENT BY WAY OF A NATIONALLY RECOGNIZED OVERNIGHT DELIVERY SERVICE TO THE ADDRESS BELOW (OR IDENTIFIED ON THE FORM ATTACHED AS EXHIBIT 1); OR (3) IMMEDIATELY UPON HAND DELIVERY OR EMAILING, IN EACH CASE TO THE PERSON IDENTIFIED BELOW.

To: Amadeus Same address as above. Attn: Director, Leisure and Online Travel For any claims hereunder, a copy to General Counsel.	To: Kayak Same address as above. Attn: Chief Commercial Officer For any claims hereunder, a copy to General Counsel.

Either Party may give written notice to the other Party of such other address(es) to which notices shall be sent, and thereafter notices shall be sent to such new or additional addresses.

14.	ARBITRATION

14.1 Any question concerning the existence, validity, or termination of this Agreement, and any other dispute arising out of or relating to this Agreement, that cannot be resolved by agreement between the Parties shall be finally settled by arbitration according to the ICC Rules and the following:

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14.2 The number of arbitrators shall be three. Each Party shall nominate one arbitrator for confirmation by the ICC. If a Party fails to nominate an arbitrator within the time period specified by the ICC Rules, the ICC Court of Arbitration shall appoint an arbitrator for that Party. The arbitrators nominated by (or on behalf of) the Parties shall, within twenty one (21) days after their confirmation by the ICC Court of Arbitration, agree on a third arbitrator who shall act as the chairman.

14.3	The language of the arbitration shall be English.

14.4 The decision of the arbitrators shall be final, conclusive and binding on the Parties. Any award rendered by the arbitrators may be enforced by any court or authority of competent jurisdiction.

14.5	The place of the arbitration shall be London, England.

14.6	Any monetary award shall be denominated in USD.

14.7	The arbitrators shall be bound to follow the terms and conditions of this Agreement including, but not limited to, all limitations of liability provided herein.

15.	GENERAL PROVISIONS

15.1 Assignment. Subscriber may not assign this Agreement or any right or obligation under this Agreement without Amadeus’ consent. If Amadeus permits an assignment, the assignee will be deemed to have assumed and be bound by all of Subscriber obligations under this Agreement. Amadeus may assign this Agreement to (i) a company within the Amadeus Group, and (ii) to any entity that acquires substantially all of Amadeus’ assets.

15.2 Force Majeure. Neither Party shall be responsible for, nor be deemed to be in default under this Agreement on account of, any failure to perform or delay in performance hereunder caused directly or indirectly by any fact beyond such Party’s reasonable control including, but not limited to, acts of God, war, terrorism, criminal acts of third parties, embargo, strikes or, work stoppage riots, civil unrest, fires or acts of government (“Force Majeure”). The Party claiming that Force Majeure has occurred shall without unnecessary delay notify the other Party in writing of the cause and effect of the Force Majeure. The Parties shall use their best efforts to avoid, overcome and offset the effects of any cause or potential cause of an event of Force Majeure. The Party claiming Force Majeure shall notify the other Party immediately of the cessation of the Force Majeure. Upon cessation of the cause of the Force Majeure, this Agreement shall again become fully operative up to the original term of the agreement. In the event any Force Majeure continues beyond 60 days, either Party shall have the right to terminate this Agreement without any pecuniary liability.

15.3	Governing Law. This Agreement is governed by and construed in accordance with the laws of England.

15.4 Public Communications. All public communications that mention both Parties shall be mutually agreed upon. The Parties will work together to draft a joint press release to be issued following the execution of the Definitive Agreement.

15.5 Waiver. No waiver of any provision or of any breach of this Agreement shall constitute a waiver of any other provision or of any subsequent breach.

* CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

15.6 Independence. In no event shall either Party act as an agent of the other. The Parties are entirely independent from the other and this Agreement in no manner creates a partnership, joint venture or similar relationship.

15.7 Entire Agreement / Modification. This Agreement constitutes the entire agreement between the Parties with respect to this subject matter and supersedes and cancels all prior agreements or understandings, oral or written, including that certain Term Sheet entered into between the parties effective 3 November 2006, as amended. This Agreement may not be modified or amended except in writing, signed by authorized representatives of each Party.

15.8 Third Party Beneficiary. This Agreement is for the benefit of the Parties only. It does not confer any rights or benefits on any other party including any Franchisee.

15.9 Severability. If any provision of this Agreement shall be invalid, illegal, or unenforceable in any respect, it shall be ineffective only to the extent of such invalidity, illegality or unenforceability and shall not in any way affect or impair the validity, legality and enforceability of the balance of such provision or any other provision of this Agreement. The Parties shall endeavour in good faith negotiations to replace the invalid, illegal or unenforceable provision(s) or such portion thereof with such valid, legal and enforceable provision(s) the economic effect or which is as close as possible to that of the invalid, illegal or unenforceable provision(s).

15.10 Captions. The captions appearing in this Agreement have been inserted as a matter of convenience and in no way define, limit or enlarge the scope of any provision of this Agreement.

15.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.12 Quarterly Status Meeting. Each party shall designate representatives to attend a quarterly status meeting to review performance and discuss on-going collaboration.

IN WITNESS THEREOF, the Parties hereto have executed this Agreement as of the day and year first below written.

Amadeus IT Group, S.A.		KAYAK Software Corporation

Name:	Stephane Durand	Name:	Keith Melnick
Title: Date:	Director, Leisure & Online 3 April 2012	Title: Date:	Chief Commercial Officer 3 April 2012
/s/ Stephane Durand		/s/ Keith Melnick
Signature		Signature

* CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

Attachment A – Charges

1.	MetaPricer

1.1	MetaPricer Fees

(a)	Kayak will pay a MetaPricer Query fee based on the number of MetaPricer Queries as set out below (the “MetaPricer Query Charge”).

(b)	Up to a monthly average of [ ]* Split Queries per MetaPricer Query can be sent to Amadeus, such monthly average to be measured on a rolling quarterly basis; provided that this provision does not apply to [ ]*.

(c)	Kayak will pay the MetaPricer Query Charge for [ ]*.

(d)	For all non-North America Domestic Queries and Split Queries, Kayak will pay a premium of [ ]* over the MetaPricer Query Charge as set forth below.

1.1.1 Non North America Domestic Queries will be charged at the following rates until [            ]* or such earlier time as Amadeus [            ]* (“the Interim Period”):

Queries per month Non US Domestic	0 to 1,000,000	1,000,001 to 3,000,000	3,000,001 to 6,000,000	6,000,001 to 12,000,000	12,000,001 to 20,000,000	20,000,001 and above
MetaPricer Query Charge	[ ]*	[ ]*	[ ]*	[ ]*	[ ]*	[ ]*

Premium price for non-North America Domestic Queries and Split Queries (up to [ ]* split queries per MetaPricer Query)	[ ]* over the MetaPricer Query Charge	[ ]* over the MetaPricer Query Charge	[ ]* over the MetaPricer Query Charge	[ ]* over the MetaPricer Query Charge	[ ]* over the MetaPricer Query Charge	[ ]* over the MetaPricer Query Charge

* CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

For the avoidance of doubt, the charges above will apply according to their volume level. For example, a monthly volume of [          ]* million transactions will generate [            ]* million transactions in the first column prices, and [            ]* million in the second column prices.

No volume queries from North America Domestic Queries will contribute to the table bands above.

1.1.2 North America Domestic Queries will be charged at the following rates during the Interim Period:

Per MetaPricer Query for North America Domestic Queries = [            ]*

Per MetaPricer Query for North America Domestic Split Queries (up to [            ]* Split Queries per MetaPricer Query) = [            ]*

Up to a monthly average of [            ]* North America Domestic Split Queries per MetaPricer Query can be sent to Amadeus, such monthly average to be measured on a rolling quarterly basis. The total excess North America Domestic Split Queries per MetaPricer Query per month will be divided by [            ]*, and the remainder will be charged as per the applicable MetaPricer Query charge.

1.1.3 All MetaPricer Queries (both North America Domestic and Non-North America) after the Interim Period:

Queries per month	0 to 2,000,000	2,000,001 to 5,000,000	5,000,001 to 10,000,000	10,000,001 to 20,000,000	20,000,001 to 30,000,000	30,000,001 and above
MetaPricer Query Charge	[ ]*	[ ]*	[ ]*	[ ]*	[ ]*	[ ]*

Premium price for non-North America Domestic Queries and Split Queries (up to [ ]* split queries per MetaPricer Query)	[ ]* over the MetaPricer Query Charge	[ ]* over the MetaPricer Query Charge	[ ]* over the MetaPricer Query Charge	[ ]* over the MetaPricer Query Charge	[ ]* over the MetaPricer Query Charge	[ ]* over the MetaPricer Query Charge

* CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

For the avoidance of doubt, the charges above will apply according to their volume level. For example, a monthly volume of [          ]* million transactions will generate [            ]* million transactions in the first column prices, and [            ]* million in the second column prices.

Each column above will be allotted the corresponding percentage of North America Domestic Queries and Non-North America Domestic Queries according to the ratio between them in that month. For example, where a monthly volume of [            ]* million transactions consists of [            ]* North America Domestic Queries and [            ]* Non-North America Domestic Queries,
[            ]* of the first column volume will be assigned to North American Domestic Queries and [            ]* will be assigned to Non-North American Domestic Queries.

1.2	Minimum Fees

Kayak will guarantee minimum fees as set forth below:

	2012	2013	2014	2015
Minimum fees per year	1.6 million	1.6 million	1.6 million	1.6 million

1.3	Excess Query Fee

Up to a monthly average of [            ]* Split Queries per MetaPricer Query can be sent to Amadeus, such monthly average to be measured on a rolling quarterly basis. The total excess Split Queries per MetaPricer Query per month will be divided by [            ]*, and the remainder will be charged as per the applicable MetaPricer Query charge.

2.	[ ]*

[            ]* will be charged as follows:

[            ]* price:

[            ]* Split Queries per month = [            ]*

[            ]* Split Queries per month = [            ]*

The monthly fee related to the first two months of live production usage will be waived. In the event Kayak needs more than [          ]* MetaPricer Queries per month, the parties will meet to discuss a new monthly fee which, once agreed, will be documented in an Amendment to this Agreement. Likewise, if Subscriber requires the use of the [            ]* solution beyond the [            ]*, the parties will meet to discuss a replacement solution.

3.	Amadeus Web Services pricing

3.1	Ongoing Fees

A monthly fee of [            ]* will be charged per Application for the use of Amadeus Web Services, with transaction reporting and help desk support included. However, for any month that Kayak pays more than the monthly minimum fees as defined in Article 1.2 above, these Amadeus Web Services Ongoing fees will be waived.

* CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

Attachment B

Amadeus Web Services Agreement

ARTICLE 1: DEFINITIONS

For the purposes of this Attachment B, the following terms are defined as follows:

“Certification Schedule” means a timeframe during which Amadeus shall attempt to certify the Client Applications submitted by the Subscriber.

“Client Application User” means any legal entity that contracts (i) with Subscriber to receive a license for the Client Application in accordance with the terms of this Agreement and (ii) with Amadeus or any of its authorized affiliates or entities to receive access to the Amadeus System when using a Client Application in accordance with the terms of the applicable Access Agreement (as defined herein).

“Client Application” means any developments using the Web Services, performed by Subscriber and certified by Amadeus under the terms of this Agreement. For the avoidance of doubt, Subscriber shall maintain sole ownership, right, title and interest in the Client Application.

“Test System” means the system used to test and validate any developments by Subscriber before these developments are certified by Amadeus.

“Web Services” means the Amadeus Web Services Program and related infrastructure, including but not limited to hardware, software and services, made available by the Amadeus Group to Subscriber for the development of Client Applications, and to Client Application Users for providing access to the Amadeus System using Client Applications.

ARTICLE 2: CERTIFICATION & TEST SYSTEM ACCESS

2.1 The Client Application developed must be certified by Amadeus in accordance with the Certification Guidelines Document provided by Amadeus.

2.2 Subscriber shall receive access to the Test System under this Agreement only for the development purposes described herein (which, subject to Amadeus’ written authorization, may include performing test searches and bookings in order to determine the functionality of the Client Application) and not for any other purposes.

2.3 Upon Amadeus’ request, Subscriber shall inform Amadeus of the progress and status of the development of the Client Application.

2.4 Subscriber may subcontract the support and performance of the Client Application development work to a third-party developer; provided that (i) Subscriber first obtains Amadeus’ prior written consent; and (ii) Subscriber uses best efforts to ensure that any such designated third party subcontractor complies with all the obligations stated herein. Notwithstanding the foregoing and despite Amadeus’ consent to Subscriber’s use of

* CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

subcontractors, Subscriber shall at all times remain liable to Amadeus for the acts and omissions of its subcontractors.

2.5 In the event that Amadeus authorizes the subcontracting of the Client Application development work, Amadeus shall deliver the Software to that designated third party contractor subject to the terms and conditions stated herein.

2.6 The Client Application shall be developed and submitted to Amadeus for Certification as further specified in the Certification Guidelines provided by Amadeus within a maximum period of one (1) year after Amadeus delivers the Software to Subscriber.

ARTICLE 3: ACCESS TO THE WEB SERVICES BY DEVELOPER

3.1 Amadeus agrees to provide Subscriber access to the Web Services under the terms and conditions described herein only for the development purposes described in this Attachment B. In the event that the establishment of a communication link between the Test System and the equipment used for development is necessary, Subscriber shall be responsible for the ordering, maintenance, use and payment of such link and the costs arising therefrom.

3.2 Subscriber shall take all reasonable precautions necessary to prevent unauthorized access to the Test System through its connection to the Web Services.

ARTICLE 4: MAINTENANCE AND SUPPORT

4.1	Amadeus’ responsibility for maintenance of the Software shall be as follows:

4.1.1	Amadeus shall provide maintenance services for only the latest release of the Software. It is the Developer’s responsibility to ensure that it is utilizing the latest version of the Software concerning new releases or updated versions of the Software is available to Developer via the Web Services Developer website.

4.2	Amadeus shall have no responsibility to provide maintenance and support for the Client Application.

4.2.1	Developer shall be responsible to Amadeus and its contracted Client Application Users for maintaining and providing support for the Client Application it has developed as well as any Client Application developed by any of its subcontractors or third party developers.

4.2.2	Amadeus shall not be responsible for providing support to the Client Application Users for problems regarding the Client Application.

* CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

Attachment C

Service Level Agreement

To be completed in 45 days after signature date

* CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.